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                                                                    EXHIBIT 99.1

Thursday October 19, 9:02 am Eastern Time

Press Release

Lakes Gaming Announces Third Quarter Diluted
Earnings of $.46

MINNEAPOLIS--(BUSINESS WIRE)--Oct. 19, 2000--Lakes Gaming, Inc. (Nasdaq:LACO - news) today announced results for the third quarter ended October 1, 2000. Revenues for the quarter totaled $10.7 million. Net earnings were $5.0 million, basic and diluted earnings for the quarter were $.47 per share and $.46 per share respectively.

Revenues for the quarter were derived from fees related to the management of Grand Casino Coushatta. Operating results at Grand Casino Coushatta continued to improve in all areas compared to the same quarter last year including total revenue, gaming revenue and hotel occupancy. Revenue and earnings for the quarter are less than the same period last year due to the fact that the Company's management contract for Grand Casino Avoyelles was bought out by the Tunica-Biloxi Tribe of Louisiana at the end of the first quarter of 2000. Excluding results from Grand Casino Avoyelles, Lakes' third quarter earnings before taxes decreased approximately $.4 million compared to the third quarter in the prior year. The decrease in earnings relates primarily to increased costs this year due to development costs of new casino projects. Partially offsetting the expense increase in the current year quarter was an increase in management fees of $.6 million and a decrease in losses from unconsolidated affiliates of $.6 million compared to the same period in the prior year.

Lyle Berman, Chairman of the Board, Chief Executive Officer and President of Lakes commented, "The third quarter was a very positive quarter for our company. The operating performance of Grand Casino Coushatta, compared to last year, continued to improve as we concentrated on improving not only revenue but also improving operating margins. In addition, we continued to grow our company by announcing a new partnership with a Las Vegas based company for the development of two new gaming facilities on Indian owned land in California. We now have five new casino developments, four in California and one in Michigan. We also announced, during the third quarter, a joint venture with Metroplex LLC to develop our real estate on the Las Vegas strip. Each of these transactions are planned to strengthen our company today and in the future."



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Lakes Gaming, Inc. currently manages the largest casino resort in Louisiana and has entered into development and management agreements with three separate tribes for three new casino operations, one in Michigan and two in California. The Company also has agreements for the development of two additional casinos on Indian owned land in California through a joint venture, and has entered into a joint venture agreement for the development of land on the Las Vegas strip. Lakes Gaming, Inc. common shares are traded on the Nasdaq National Market under the trading symbol "LACO".

The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements. Certain information included in this press release (as well as information included in oral statements or other written statements made or to be made by the Company) contains statements that are forward-looking, such as statements relating to plan for future expansion and other business development activities as well as other capital spending, financing sources and the effects of regulation (including gaming and tax regulation) and competition. Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements made by or on behalf of the Company. These risks and uncertainties include, but are not limited to, those relating to development and construction activities, dependence on existing management, domestic or global economic conditions, activities of competitors and the presence of new or additional competition, fluctuations and changes in customer preferences and attitudes, changes in federal or state tax laws of the administration of such laws and changes in gaming laws or regulations (including the legalization of gaming in certain jurisdictions). For more information, review the Company's filings with the Securities and Exchange Commission.





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                       LAKES GAMING, INC. AND SUBSIDIARIES
                           Consolidated Balance Sheets
                                 (In thousands)



                                                                       Oct. 1, 2000           Jan. 2, 2000
Assets
Current Assets:
    Cash and cash equivalents                                            $ 21,295                 $ 24,392
    Short-term investments                                                 32,549                   27,433
    Current installments of notes receivable                               15,100                   15,406
    Accounts receivable                                                     4,712                    5,613
    Other current assets                                                    7,810                    7,380

Total Current Assets                                                       81,466                   80,224

Property and Equipment-Net                                                  1,102                    1,888

Other Assets:
    Land held for development                                              57,639                   54,812
    Notes receivable-less current
     installments                                                          28,133                   20,022
    Cash and cash equivalents-restricted                                   30,153                   12,149
    Investments in and notes from
     unconsolidated affiliates                                              8,823                    8,446
    Other long-term assets                                                  4,656                    5,997

Total Other Assets                                                        129,404                  101,426

Total Assets                                                             $211,972                 $183,538


Liabilities and Shareholders' Equity
Current Liabilities:
    Accounts payable                                                     $    167                 $    488
    Income taxes payable                                                    1,830                    6,385
    Litigation and claims accrual                                          25,479                    8,419
    Other accrued expenses                                                  6,532                    6,099
Total Current Liabilities                                                  34,008                   21,391

Long-term Liabilities:
    Long-term debt-less current installments                                1,500                    1,500
   Deferred income taxes                                                      731                      786



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
Total Long-Term Liabilities                                                 2,231                    2,286

Total Liabilities                                                          36,239                   23,677


Commitments and Contingencies
Shareholders' Equity:
    Capital stock, $.01 par value; authorized
    100,000 shares; 10,638 and 10,629 common
    shares issued and outstanding at
    October 1, 2000, and January 2, 2000,
    respectively                                                              106                      106
    Additional paid-in-capital                                            131,485                  131,406
    Accumulated other comprehensive earnings(loss)                          (466)                    (478)
    Retained Earnings                                                      44,608                   28,827

Total Shareholders' Equity                                                175,733                  159,861

Total Liabilities and Shareholders' Equity                               $211,972                 $183,538





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                       LAKES GAMING, INC. AND SUBSIDIARIES
                       Consolidated Statements of Earnings
                    (In thousands, except earnings per share)




                                                                              Three Months Ended
                                                                       Oct. 1, 2000       Oct. 3, 1999

Revenues:
      Management fee income                                            $ 10,684                $ 14,440

Costs and Expenses:
      Selling, general and administrative                                 2,647                     849
      Depreciation and amortization                                         329                     480

Total Costs and Expenses                                                  2,976                   1,329

Earnings From Operations                                                  7,708                  13,111

Other income (expense):
      Interest income                                                     2,040                   1,781
      Interest expense                                                      (24)                    (24)
      Equity in loss of unconsolidated affiliates                          (797)                 (1,408)
      Other                                                                  61                     129

Total other income, net                                                   1,280                     478

Earnings before income taxes                                              8,988                  13,589
Provision for income taxes                                                4,012                   6,149

Net Earnings                                                           $  4,976                $  7,440


Basic Earnings per Share                                               $   0.47                $   0.70

Diluted Earnings per Share                                             $   0.46                $   0.68


Weighted Average Common Shares Outstanding                               10,638                  10,606
Dilutive Effect of Stock Compensation Programs                               74                     330

Weighted Average Common and Diluted
  Shares Outstanding                                                     10,712                  10,936





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                       LAKES GAMING, INC. AND SUBSIDIARIES
                       Consolidated Statements of Earnings
                    (In thousands, except earnings per share)


                                                                                 Nine Months Ended
                                                                      Oct. 1, 2000               Oct. 3, 1999

Revenues:
      Management fee income                                               $ 52,392                 $ 44,441

Costs and Expenses:
      Selling, general and administrative                                    7,447                    5,451
      Depreciation and amortization                                          2,578                    1,435

Total Costs and Expenses                                                    10,025                    6,886


Earnings From Operations                                                    42,367                   37,555

Other income (expense):
      Interest income                                                        5,786                    5,839
      Interest expense                                                         (73)                     (73)
      Equity in loss of unconsolidated
       affiliates                                                           (2,003)                  (1,771)
      Other                                                                     63                    1,417
      Provision for litigation loss                                        (18,000)                      --

Total other income (expense), net                                          (14,227)                   5,412

Earnings before income taxes                                                28,140                   42,967
Provision for income taxes                                                  12,359                   18,343

Net Earnings                                                              $ 15,781                 $ 24,624


Basic Earnings per Share                                                  $   1.48                 $   2.33


Diluted Earnings per Share                                                $   1.48                 $   2.28


Weighted Average Common Shares Outstanding                                  10,633                   10,590
Dilutive Effect of Stock Compensation Programs                                  25                      215






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
Weighted Average Common and Diluted
  Shares Outstanding                                                        10,658                   10,805


Contact:

         Lakes Gaming, Inc., Minneapolis
         Timothy J. Cope
         952-449-7030






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